Booz Allen Appoints Andrea Inserra and Steve Escaravage to New Leadership Roles McLean, VA -- December 13, 2024 -- Booz Allen Hamilton (NYSE: BAH) announced today that executive vice president Andrea Inserra has been appointed Global Defense Sector President and will join the company’s leadership team. Executive vice president Steve Escaravage has been named president of the company’s newly formed Defense Technology Group and will continue serving on the leadership team. Both appointments are effective April 1, 2025. Aligned with Booz Allen’s growth strategy, VoLT (Velocity, Leadership, Technology), Inserra and Escaravage will focus on continuing to bring digital transformation, advanced technology innovation, and differentiated mission outcomes to Booz Allen’s defense clients as they navigate the most challenging national security environment in half a century. Inserra began her career at Booz Allen as an engineer in 1998 and has served a diverse portfolio of clients over nearly three decades. She most recently led the company’s Aerospace business, where she oversaw the rapid scaling of innovative technical offerings for clients including the U.S. Air Force, U.S. Space Force, and NASA. In previous roles at Booz Allen, she led the operations and strategy team for the defense and commercial business, launched the firm’s technology adoption and translation offering, and was a leader in its military and civil health businesses. “Andrea is a proven leader with a deep understanding of national defense missions. Throughout her Booz Allen career, she has built, grown, and led complex businesses, supporting major client transformations across civilian and military missions,” said Booz Allen’s Chairman, CEO, and President Horacio Rozanski. “I am delighted to work with Andrea in this new role as we chart a path of change and acceleration.” Inserra will succeed Executive Vice President Judi Dotson, who is retiring in June 2025 after a 35-year career with the firm. “Judi’s impact on our business is immeasurable,” said Rozanski. “Throughout her extraordinary 35-year career, she has built businesses, developed future leaders, and accelerated our defense transformation capabilities. She leaves our defense business in great shape, with an impressive track record of double- digit growth, and well positioned for continued acceleration. Her real legacy, however, is the number of leaders she has mentored and championed throughout her career. We owe her more than we can express.” Escaravage has been with Booz Allen for 24 years, having served in leadership roles spanning the Chief Technology Office as well as defense, civil, commercial, and international businesses. As president of the Defense Technology Group, he will focus on accelerating capability development for Booz Allen’s defense clients, which include all six branches of the U.S. military, the Office of the Secretary of Defense, NASA, and the Joint Staff. He brings deep expertise in helping clients grow and scale AI and other advanced technologies throughout their critical mission portfolios, as well as integrating dual-use technologies across the digital battlespace at speed and scale. “Steve was instrumental in creating Booz Allen’s AI business and scaling it to its current leadership position. As our nation accelerates to outpace its adversaries, Steve is the right leader to help our clients leverage the most advanced technologies—whether built in-house, co-developed, or adapted from the private sector—to gain speed and transform their missions,” said Rozanski.

About Booz Allen Hamilton Trusted to transform missions with the power of tomorrow’s technologies, Booz Allen Hamilton advances the nation’s most critical civil, defense, and national security priorities. We lead, invest, and invent where it’s needed most—at the forefront of complex missions, using innovation to define the future. We combine our in-depth expertise in AI and cybersecurity with leading-edge technology and engineering practices to deliver impactful solutions. Combining 110 years of strategic consulting expertise with the perspectives of diverse talent, we ensure results by integrating technology with an enduring focus on our clients. We’re first to the future—moving missions forward to realize our purpose: Empower People to Change the World®. With global headquarters in McLean, Virginia, our firm employs approximately 35,800 people globally as of September 30, 2024, and had revenue of $10.7 billion for the 12 months ended March 31, 2024. To learn more, visit www.boozallen.com. (NYSE: BAH) Contacts Booz Allen Media Relations: Jessica Klenk, klenk_jessica@bah.com Booz Allen Investor Relations: Investor_Relations@bah.com